IOMEGA CORPORATION
                              1821 West 4000 south
                                 Roy, Utah 84067

                                 March 25, 1998


Mr. James E. Sierk
Henderson, Nevada 89011

Dear Jim:

     This letter will serve as the agreement between Iomega Corporation ("Iomega") and you regarding the following:

          1. Effective March 24, 1998, you will serve as Interim President and Chief Executive Officer of Iomega. You will serve in that capacity until the earlier of (a) the date that Iomega employs a new Chief Executive Officer or (b) March 25, 1999.

          2. In consideration of your services, Iomega agrees to the following:

               (a) Initial Shares. Effective March 25, 1998, Iomega will issue to you (from its treasury) that number of shares of common stock of Iomega ("Initial Shares") equal to the quotient of $360,000 divided by the closing price of the common stock of Iomega ("Iomega Stock") on the New York Stock Exchange ("Exchange") on March 25, 1998.

               (b) Monthly Shares. On October 25, 1998 and on the 25th day of each of the succeeding five months thereafter (each such 25th day, an "Award Date"), Iomega will issue to you (from its treasury) that number of shares of Iomega Stock ("Monthly Shares") equal to the quotient of $60,000 divided by the closing price of Iomega Stock on the Exchange on the applicable Award Date, provided, however, that each award of Monthly Shares shall be subject to your continued service, on the applicable Award Date, as Interim President and Chief Executive Officer of Iomega. Iomega's obligation to issue Monthly Shares to you on each Award Date shall terminate from and after the date that you cease serving as Interim President and Chief Executive Officer of Iomega (whether such cessation is voluntary or involuntary). In the event you cease serving as Interim President and Chief Executive Officer of Iomega between the 25th day of one month and the 25th day of the succeeding month, you will be entitled to a prorata portion of the shares that you would have otherwise received had you continued to serve for the entire monthly period, such prorata portion to be determined by multiplying $60,000 by a fraction of which the numerator is the number of days served during that period and the denominator is 30, and the "Award Date" for this purpose shall be the date that you cease serving as Interim President and Chief Executive Officer.

Mr. James E. Sierk
March 25, 1998
Page 2

               (c) Initial Option Grant. Effective March 25, 1998, Iomega will grant to you a non-statutory stock option for the purchase of 50,000 shares of Iomega Stock pursuant to the terms of Iomega's 1997 Stock Incentive Plan ("Initial Option Grant") exercisable at a price per share equal to the closing price of the Iomega Stock on the Exchange on March 25, 1998. The Initial Option Grant may be exercised by you after, but not prior to, March 25, 1999.

               (d) Monthly Option Grant. On April 25, 1998 and on the 25th day of each of the succeeding eleven months thereafter (each such 25th day, an "Option Grant Date"), Iomega will grant you a non-statutory stock option for the purchase of 7,500 shares of Iomega Stock ("Monthly Option Grant"), provided, however, that each Monthly Option Grant shall be subject to your continued service, on the applicable Option Grant Date, as Interim President and Chief Executive Officer of Iomega. Each such option shall be exercisable at a price per share equal to the closing price of Iomega Stock on the Exchange on the applicable Option Grant Date. Each Monthly Option Grant may be exercised by you after, but not before, the expiration of the twelve-month period following the applicable Option Grant Date. Iomega's obligation to grant you a Monthly Option Grant on each Option Grant Date shall terminate from and after the date you cease serving as Interim President and Chief Executive Officer of Iomega (whether such cessation is voluntary or involuntary). In the event you cease serving as Interim President and Chief Executive Officer of Iomega between the 25th day of one month and the 25th day of the succeeding month, you will be entitled to a prorata portion of the Monthly Option Grant that you would have otherwise received had you continued to serve for the entire monthly period, such prorata portion to be determined by multiplying 7,500 by a fraction of which the numerator is the number of days served during that period and the denominator is 30, and the "Option Grant Date" for this purpose shall be the date that you cease serving as Interim President and Chief Executive Officer.

          3. In the event that you are continuing to serve as Interim President and Chief Executive Officer on March 25, 1999, Iomega agrees that you shall be entitled to participate in the Iomega Executive Bonus Plan, based upon the performance of Iomega for the last three quarters of 1998 and the first quarter of 1999.

          4. If required, Iomega agrees to register for resale the shares of Iomega Stock issued pursuant to Section 2(a) and 2(b) under the federal securities laws.

Mr. James E. Sierk
March 25, 1998
Page 3

     If this letter accurately sets forth the terms and provisions regarding your service as Interim President and Chief Executive Office, please sign the duplicate copy of this letter and return it to me, whereupon (i) this letter will constitute a binding agreement between Iomega and you and (ii) Iomega will deliver to you a certificate for the Initial Restricted Shares described in
Section 2(a) and a stock option agreement for the Initial Option Grant described in Section 2(c).

                                                     Very truly yours,

AGREED AND ACCEPTED                                  IOMEGA CORPORATION

/s/ James E. Sierk                                   By /s/ David J. Dunn
James E. Sierk                                       David J. Dunn
                                                     Chairman of the Board